STEVEN MADDEN, LTD.
CODE OF BUSINESS CONDUCT AND ETHICS FOR THE BOARD OF DIRECTORS
The Board of Directors (the “Board”) of Steven Madden, Ltd. (the “Company”) has adopted this Code of Business Conduct and Ethics (this “Code”) applicable to members of our Board (such members, “Directors”). This Code is intended to focus each Director on areas of conflicts of interest and other ethical issues, provide mechanisms to report potential conflicts or unethical conduct and help foster a culture of openness and accountability. While this Code is intended to encompass a wide variety of situations, no code or policy can anticipate every situation that may arise, however, and, as such, Directors are encouraged to bring questions about particular situations to the Chair of the Nominating/Corporate Governance Committee who may consult with outside legal counsel as appropriate. Directors who also serve as employees of the Company should read this Code in conjunction with the Company’s Code of Conduct applicable to our employees.
I.FIDUCIARY DUTIES
Directors have a fiduciary relationship with the Company and that relationship imposes on the Directors certain fiduciary duties established by law. These fiduciary duties are the duty of care, the duty of good faith, and the duty of loyalty.
The fiduciary duty of care focuses on the Board’s decision-making process, and not on the fairness or equity of the decision that results from that process. It is process-oriented, and not results-oriented. This duty requires that, when making decisions, Directors are well informed and prepared and that their decisions are based on genuine deliberation that utilizes the expert advice of legal or financial experts, if needed, and are made with a good faith belief that the decisions are in the best interests of the Company.
The fiduciary duties of good faith and loyalty focus on the independent state of mind required of Directors and their good faith in protecting the best interests of the Company. The fiduciary duty of good faith/loyalty prohibits self-dealing, conflicts of interest, lack of independence or disloyal conduct, misappropriation of the Company’s assets or opportunities, profiting from a transaction that is not substantively “fair” to the Company and transactions in which a Director is not “independent.” The duty also prohibits conduct motivated by an intent to interfere with, or harm the Company or violate the law.
II.CONFLICTS OF INTEREST
Directors must avoid conflicts of interest between the Director and the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest between a Director and the Company, should be disclosed promptly to the Chair of the Nominating/Corporate Governance Committee or the Board of Directors. A “conflict of interest” arises when a Director’s personal or professional interests interfere with, or appear to interfere with, the interests of the Company. Even if no actual conflict of interest exists, situations that create the appearance of a conflict may harm the Company’s image, reputation or public relations or cause other problems damaging to the Company, and, as such, also should be avoided. Some of the more common conflicts which Directors should avoid are set out below:
•Relationships with third parties. Directors should not receive a personal benefit from any person or firm which is seeking to do business or to retain business with the Company.

•Gifts. Directors and members of their families should not accept gifts from persons or firms which deal with the Company where any such gift has a value beyond what is a normal and customary business courtesy.
•Compensation from non-Company sources. Directors may not accept compensation (in any form) for services performed for the Company from any source other than the Company.
•Personal use of Company assets. Directors should not use Company assets, resources or information except in connection with Company business.
Where necessary to avoid a conflict of interest, a Director must recuse him or herself from any Company Board deliberations and decisions affecting his or her personal or professional interests.
III.CONFIDENTIALITY
One of the Company’s most valuable assets is information. Like other assets, information that is not generally disclosed and is helpful to the Company (or would be to our competitors) must be protected. This includes our trade secrets, sales and profit figures, new product or marketing plans and information concerning potential acquisitions, divestitures and investments. Directors must safeguard and maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a Director, except when disclosure is authorized or legally mandated. The obligation to preserve the Company’s confidential information is ongoing even after service as a Director ends.
IV.CORPORATE OPPORTUNITIES; PROTECTION AND PROPER USE OF COMPANY ASSETS
Directors owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. In this regard, Directors should endeavor to protect the Company’s assets and ensure their efficient use and are prohibited from (i) taking for themselves personally (or directing to third parties) business opportunities that are discovered through the use of the Company’s property or information or their position, (ii) using the Company’s property or information or their position for personal gain, and (iii) competing with the Company for business opportunities; however, in the event that the Company’s disinterested Directors determine that the Company will not pursue an opportunity that relates to the Company’s business a Director may then do so.
V.COMPLIANCE WITH LAWS, RULES AND REGULATIONS; FAIR DEALING
Directors will comply with all applicable laws, rules and regulations including, without limitation, insider trading laws.
Directors will assure that the Company has policies in place that require fair dealing by employees with the Company’s customers, suppliers and competitors.
VI.ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR
Directors should promote ethical behavior and take steps to ensure that the Company: (i) encourages employees to report violations of laws, rules, regulations or the Company’s Code of Conduct to appropriate personnel, (ii) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation and (iii) has a “whistle blower” policy that assures employees that the Company will not retaliate for reports made in good faith.

VII.HANDLING NEWS ABOUT THE COMPANY
Confidential information about the Company, including information that can be expected to have an impact on the market for the Company’s stock such as forward-looking information including projections of revenue or earnings, may be released only in accordance with Company guidelines and United States securities laws. Contact with news organizations should be handled through the Company’s standard accepted processes.
VIII.COMPLIANCE WITH THIS CODE; WAIVERS
A Directors will promptly bring to the attention of the Chair of the Nominating/Corporate Governance Committee or the Board of Directors any existing or potential violations of this Code. Reports of potential violations will be investigated by the Nominating/Corporate Governance Committee or the Board, as applicable, or by persons designated by the Board, and appropriate action will be taken in the event of any violations. Waivers of this Code will be granted only under exceptional circumstances; however, the Company may elect to waive certain provisions of this Code on a case-by-case basis. Waivers of this Code may be granted only by the Nominating/Corporate Governance Committee or the Board of Directors and the Company will disclose any such waiver and the reasons therefor in accordance with legal and regulatory requirements.
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Last Updated: May 8, 2023

STEVEN MADDEN, LTD.
CODE OF BUSINESS CONDUCT AND ETHICS FOR THE BOARD OF DIRECTORS ACKNOWLEDGMENT OF DIRECTOR
As clearly stated in the Code of Business Conduct and Ethics for the Board of Directors (the “Code”) of Steven Madden, Ltd. (the “Company”), adherence to the law and the highest ethical standards of integrity is the foundation of everything that the Company does. Meeting this standard and complying with all applicable laws and regulations requires a commitment from each Director. By my signature below I acknowledge the following:
•I have read and understand the provisions of the Code;
•to the best of my knowledge, I am in compliance with the Code;
•I understand that if I violate the Code, or if I fail to report a violation of the Code by any Director of the Company, I may be asked to resign or be removed from the Board;
•I understand that it is my obligation to implement the Code and to use my best efforts to ensure that other Directors of the Company comply with its provisions; and
•I will abide by the Code and the Company’s policies.

By: _______________________________

Date: ______________________________

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